Exhibit 10.1

Certain confidential information contained in this document that is marked by [***] has been omitted because it is (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

ENGINEERING, PROCUREMENT & CONSTRUCTION AGREEMENT

THIS ENGINEERING, PROCUREMENT & CONSTRUCTION AGREEMENT is made as of the 3rd day of June 2022 (the “Effective Date”)

BETWEEN:

PotlatchDeltic Manufacturing, LLC

601 W. First Avenue Suite 1600

Spokane, WA 99201

(the “Owner”)

AND:

BID Group Construction US Inc.

5154 Hwy 78

Saint George, SC, 29477

(the “Contractor”)

WHEREAS the Owner wishes to engage the Contractor to supply a sawmill modernization project in connection with the design, manufacture, construction and equipping of the project at the Owner’s sawmill located in Waldo, Arkansas, USA, and the Contractor wishes to design, manufacture, supply, construct and install such project at the mill, all in accordance with the terms and conditions hereof;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	DEFINITIONS AND EXHIBITS

1.1

Definitions. In addition to the defined terms set out in General Conditions of Exhibit “E” hereto, unless the context otherwise requires, the following words and phrases shall have the following meanings, and capitalized words and phrases defined in this Agreement or elsewhere in the Contract Documents shall have the same meaning in each of the Contract Documents:

1.1.1

“Affiliate” shall mean any person, firm, corporation, association, organization, or unincorporated trade or business that, now or hereafter, directly or indirectly, controls, is controlled by, or is under common control with the Contractor.

1.1.2	“Agreement” means this engineering, procurement and construction agreement as it may be amended from time to time in accordance with its terms;

1.1.3

“Applicable Laws” means all applicable statutes, rules, regulations, ordinances, writs, judgments, decrees, standards, orders, directives, treaties, conventions, priorities, injunctions and restrictions, now or hereafter in force, of any governmental authority having jurisdiction;

1.1.4	“Contract” means the entire agreement between the parties respecting the Work, as comprised by all of the Contract Documents;

1.1.5	“Contract Documents” means this Agreement and the following Exhibits hereto, as it or they may be amended from time to time in accordance with their terms:

Exhibit “A”	-	Scope of Work
Exhibit “B”	-	Intentionally Left Blank
Exhibit “C”	-	Payment Terms and Work Schedule
Exhibit “D”	-	Owner’s Obligations
Exhibit “E”	-	General Conditions

together with all plans, drawings and blueprints approved in writing by each of the Owner and Contractor (including general arrangement drawings prepared by or for the Contractor);

1.1.6	“Taxes” mean, collectively, any and all federal, state and local taxes, assessments, charged or assessed by any governmental authority for public purposes in accordance with Applicable Laws; and

1.1.7	“Work” has the meaning set out in section 2.1 of this Agreement.

2.	CONTRACTOR’S RESPONSIBILITIES

2.1

The Work. The Contractor shall provide all labor, supervision, services, materials, supplies, equipment, machinery, technical documentation and other things necessary or incidental to fulfil its obligations as described in Exhibit “A” – Scope of the Work, including, without limitation, the design, manufacture, supply and construction relating to the Mill modernization project and the achievement of Total Performance, all in accordance with the Contract Documents but specifically excluding the Owner’s Obligations as set out in Exhibit “D” (collectively, the “Work”).

2.2

Work Schedule. The Contractor shall commence the Work immediately, and shall diligently and continuously perform the Work and observe all other obligations of the Contractor under the Contract Documents to achieve Substantial Performance and Total Performance, and to complete the Work and all portions thereof, in accordance with Exhibit “C” – Payment Terms and Work Schedule, subject to the Owner having timely completed the preparatory site work set forth in the Owner’s Obligations as set out in Exhibit “D” and except as otherwise provided in Exhibit “C”- Payment Terms and Work Schedule.

2.3	Notices. The Contractor shall provide the following information to the Owner:

2.3.1

notice of the serial numbers for all machinery, equipment and other serial numbered goods comprised in the Work to be manufactured or supplied by the Contractor on or before the delivery of each to the Place of Work; and

2.3.2

notice of the anticipated delivery dates for the delivery to the Place of the Work of all machinery and equipment comprised in the Work in accordance with Exhibit “B” – Payment Terms and Work Schedule.

2.4	Contactor Status and Duties

2.4.1	The Contractor is, and shall act in all respects as, an independent contractor.

2.4.2

The Contractor represents that it is qualified and able to carry out and complete the Work and agrees to perform the Work with due diligence and in a good and workmanlike manner. The Contractor’s workmanship shall be in accordance with the best recognized industry field and shop practices. All workers shall be skilled in the work to which they are assigned, and all work shall be performed under the direct supervision of experienced and competent persons. The Contractor shall keep sufficient workers on the Work at all times and shall enforce strict discipline and good order among its employees. The Contractor shall dismiss from the Work any worker to whom the Owner reasonably objects, if requested in writing by the Owner.

2.4.4

The Contractor shall inform the Owner what permits and licenses are required for the Work, provide drawings, materials and other information needed to obtain such permits and licenses and provide assistance in completing the applications for such permits and licenses. The Contractor shall acquaint itself with the limits of the property, including easements, if any, on which the Work is to be performed, based on documentation provided to the Contractor by the Owner, and shall not trespass on the property of others.

2.4.5	Contractor shall have and maintain ISNetworld certification, including a passing grade from ISNetworld.

3.	OWNER’S RESPONSIBILITIES

3.1

The Owner shall be responsible for and shall perform, or cause to be performed, the obligations set forth in Exhibit “D” – Owner’s Obligations and such other obligations as set forth elsewhere in the Contract Documents.

4.	CONTRACT PRICE AND PAYMENT

4.1

Contract Price. The Contract Price is $131,000,000.00, plus any applicable Taxes, and may only be adjusted in accordance with the Contract Documents. For the purpose of clarity, the parties agree the Contract Price excludes all sales and use taxes but includes all duties, tariffs, customs and fees related to importing any property to the United States. The parties agree to cooperate to accurately determine and lawfully minimize each party’s tax liability under the Contract, other than taxes imposed on the gross or net income of the Contractor (which are the responsibility of the Contractor). The Contract Price shall be payable as set out in Exhibit “C” – Payment Terms and Work Schedule, and includes freight and other charges of any kind, save and except Taxes. All currencies in the Contract Document are in US dollars. For greater certainty, the Contract Price does include a provision for a steel surcharge but any final adjustment of the Contract Price specific to the final steel surcharge or any other applicable indexing will be subject to the mechanisms outlined in Exhibit “A”.

4.2

Taxes. For work to be performed in Arkansas, the Contractor shall not pay sales or use taxes on materials and equipment it purchases to be incorporated into the Work provided the Owner furnishes to the Contractor sufficient confirmation that the Owner has obtained the necessary exemptions in respect of such sales or use taxes. The Owner claims exemption for such materials and equipment. If it is determined that any of the described property is not tax exempt, the Owner will report and pay the required tax, interest, and any applicable penalties. The above exemption does not apply to tools, construction equipment, fuel, consumables, office equipment and supplies, maintenance and janitorial equipment and supplies, and other items not incorporated into the Work. The Contractor shall pay all sales and use taxes on such non-exempt items.

4.3

Invoicing and Verification. The Contractor will invoice the Owner for each instalment of the Contract Price as set out in Exhibit “C” and provide such other documentation as required by the Contract Document and as may be reasonably requested by the Owner, and, except as otherwise provided in Exhibit C for the final payment, the Owner will pay the Contractor each such instalment within [***] Days after delivery of the respective invoices, subject to any reasons Owner may have for withholding such payment in accordance with the Contract.

4.4	Nature of Invoice. Each invoice shall be signed by the Contractor’s Representative, and shall be an affirmative representation by the Contractor that:

(a)	Contractor has paid or will timely pay, all bills for labor, materials, equipment, and services furnished to the project through the date of the previous invoice; and

(b)	each portion of the Work represented in the current invoice was properly performed, without known defects, and completed to the extent indicated.

4.5

Lien Waivers. In addition to the other documentation required by the Contractor in connection with any invoice (including invoices and final payment under this Contract), if requested by the Owner, the Contractor shall provide, with each invoice, a properly executed and witnessed lien waiver from the Contractor in form and substance reasonably acceptable to the Owner. Further, if requested by the Owner the Contractor shall likewise provide properly executed lien waivers from those Subcontractors, sub-Subcontractors or material providers whose work is included in the applicable invoice and whose contract with the Contractor exeeds a value of $[***], or as Owner may request as a result of a lien search or otherwise becoming aware of a lien, in form and substance reasonably acceptable to the Owner.

4.6	Interest. The Owner shall pay to the Contractor interest at the rate of [***]% per annum on all undisputed amounts unpaid and at least ninety (90) Days past due under the Contract.

5.	PERFORMANCE TESTS AND GUARANTEES

5.1

Performance Tests and Guarantees. The Contractor will complete the Work in accordance with the Contract Documents and the Work will achieve the performance tests and guarantees set out in Exhibit “A” – Scope of Work, as evidenced by the performance tests to be undertaken by the Contractor in accordance with the terms and conditions set out therein.

5.2

Remedial Action. If the Contractor shall fail in any respect to meet any of the performance test requirements and guarantees set forth in Exhibit A, the Contractor shall promptly, and without cost to the Owner, take remedial action to achieve the requirements and guaranteed performance and shall take all commercially reasonably necessary actions, if needed, to recover the planned progress of the Work. Such remedial action shall be performed at such times and in such manner as will minimize to the fullest extent any disruption to the Owner’s operations at the Place of the Work.

6.	WARRANTIES

6.1

Mechanical Warranty. The Contractor warrants that all machinery, equipment and controls comprised in the Work will comply with the Contract Documents, will be fit for the purpose for which they are intended to be used by the Owner and will be free from defects in materials, equipment and workmanship. The Contractor shall promptly and diligently repair, replace or make new any portion of the Work in which any failure to conform to the Contract Documents or any defect in materials, equipment, or workmanship is discovered within one (1) year after the date Total Performance is achieved.

6.2

Title Warranty. The Contractor warrants that, upon payment of the entire Contract Price, the Owner will have good and marketable title to the machinery, equipment and other chattels included in the Work, and all components thereof, free and clear of all liens, charges, encumbrances and third-party claims (including, without limitation, infringement and like claims) of any kind whatsoever arising by, through or under the Contractor.

6.3

Skill and Expertise Warranty. The Contractor warrants that it has the skill and expertise required to perform the Work in accordance with the Contract Documents, that it has substantial experience in performing similar work and qualified personnel to perform the Work, and that it will perform the Work diligently and competently and in accordance with the standards required by the Contract Documents and otherwise with such standards as may be generally accepted by other contractors performing similar work in the industry. Without limiting the foregoing, the standard of care for all design professional services performed in connection with the Work shall be the care and skill ordinarily used by members of the design profession practicing under similar conditions at the same time and locality of the Place of the Work. Notwithstanding the preceding sentence, if the parties agree upon specific performance standards for any aspect of the Work, including such standards as are set forth in the Scope of Work under the section on performance tests and guarantees, the design professional services shall be performed to achieve such standards and the Work shall be completed in accordance with and shall achieve such standards.

6.4

Intellectual Property Warranty. The Contractor warrants that it has title and ownership of, or a valid license to use and/or sublicense the use of, all copyrights, patents and other intellectual property necessary to deliver and perform the Work as contemplated by the Contract Documents, and the Contractor has the full power and authority to enter into the Contract with the Owner and to permit the use of the project and the Work. No intellectual property furnished or created by the Contractor in connection with this Contract shall infringe, misappropriate or otherwise violate any copyright, trade secret, trade or service marks, patent or any other proprietary rights or intellectual property of any third party. The preceding sentences shall not apply to any such violation, infringement or misappropriation that is caused by material given to the Contractor by the Owner for use in the Work if the Contractor’s work product would not otherwise violate, infringe or misappropriate but for such Owner-supplied materials.

6.5

Notice by Owner of Defects. The Owner shall provide the Contractor with notice of observed material defects and material deficiencies that occur during the warranty period as described in this Section 6.

6.6	Warranty Exclusions. The warranties set forth in sections 6.1 to 6.4 above shall not apply to claims to the extent arising out of:

6.6.1	ordinary wear and tear by the Owner;

6.6.2	the Owner’s non-observance of installation, operating, and/or maintenance instructions or specifications provided by the Contractor to Owner in writing;

6.6.3	the Owner’s abuse, improper use, or neglect of the Products;

6.6.4	unauthorized modifications made to the Work or any component thereof by the Owner or any third party (other than the Contractor or any subcontractor or sub-supplier of the Contractor); or

6.6.5	any used equipment or any materials furnished by the Owner or any third party (other than the Contractor or any subcontractor or sub-supplier of the Contractor)

(collectively, the “Warranty Exclusions”);

in each case, to the extent that the Warranty Exclusions are the cause of a warranty claim. For the purpose of clarity and avoidance of doubt, the warranties provided herein shall continue to apply to any and all portions of the Work that are unaffected by the Warranty Exclusions. Further, nothing contained in this Section 6 shall be construed to establish a period of limitation with respect to other obligations the Contractor has under the Contract Documents. Establishment of the one-year period for correction of Work as described in Section 6.1 relates only to the specific obligation of the Contractor to correct the Work, and has no relationship to any other remedies available to the Owner nor to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Contractor’s liability with respect to the Contractor’s obligations other than specifically to correct the Work.

7.	NOTICES

7.1

Notices and communications between the parties shall be in writing and shall be considered received by the addressee on the date of delivery, if delivered by hand, or if sent by facsimile or electronic mail transmission, to have been delivered on the Day following the date of transmission, when addressed as follows:

To the Owner at:

PotlatchDeltic Manufacturing, LLC

601 W. First Avenue, Suite 1600

Spokane, WA 99207

Attention: Ashlee Cribb, Vice President, Wood Products

Email: ashlee.cribb@potlatchdeltic.com

To the Contractor at:

BID Group Construction US Inc.

5154 Hwy 78

Saint George, SC, 29477

Attention:

Travis McDonald, EVP Turnkey

Email: travis.mcdonald@bidgroup.ca

7.2	Addresses for notices and communications may be changed by subsequent written notice to the other party.

8.	ENTIRE AGREEMENT

The Contract Documents comprise the entire agreement between the parties relating to the Work. All representations, warranties, conditions, terms, agreements or understandings, whether given or made before, on or after the date of this Agreement and whether written or verbal, are of no legal effect unless contained in the Contract Documents, a Change Order or other duly signed amendment to the Contract. The Contract may only be amended by instrument in writing signed by authorized signatories of each of the parties, or as may be otherwise provided in the General Conditions attached hereto as Exhibit “E”.

9.	HIERARCHY OF DOCUMENTS

9.1

In construing the Contract Documents, and in the event of any conflict or inconsistency among them, the Contract Documents have precedence among themselves in the order hereafter listed, each document having precedence over those which follow it:

9.1.1	this Agreement;

9.1.2	Exhibit “E” – General Conditions;

9.1.3	Exhibit “A” – Scope of Work;

9.1.4	Exhibit “B” – Intentionally Left Blank;

9.1.5	Exhibit “C” – Payment Terms and Work Schedule; and

9.1.6	Exhibit “D” – Owner’s Obligations.

9.2	If there is a conflict within Contract Documents:

9.2.1	the order of priority of documents, from highest to lowest, shall be the order in which the Contract Documents appear in this Section 9;

9.2.2	drawings of larger scale shall govern over those of smaller scale of the same date;

9.2.3	dimensions shown on drawings shall govern over dimensions scaled from drawings; and

9.2.4	later dated documents shall govern over earlier documents of the same type to the extent intended to do so.

10.	Intentionally Left Blank

11.	CONSTRUCTION

The headings used in the Contract Documents are provided for convenience only and will not affect the meanings or interpretation of any term or condition of the Contract Documents. All words used in the Contract Documents will be construed to be of such gender or number, as the circumstances require. Whenever the words “include” or “including” are used in the Contract Documents, they will be deemed to be followed by the words “without limitation”.

12.	SEVERABILITY

If any provision of this Agreement is held by a court of competent jurisdiction to be unreasonable, arbitrary, against public policy or otherwise invalid or unenforceable, then the provision will be considered divisible so that the court may reduce the scope thereof or otherwise amend or reform the provision in order to make it reasonable, not arbitrary, not against public policy, valid and enforceable. In any event, any remaining provisions of this Agreement will be severed from such unenforceable terms, and will remain enforceable and in force without impairment.

13.	COUNTERPARTS AND FACSIMILE

This Agreement may be signed in separate counterparts and delivered by electronic transmission, each of which counterpart so executed shall be deemed to be an original, and all such separate counterparts shall together constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) is to constitute effective execution and delivery of this Agreement as to the parties. Signatures of the parties transmitted by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) are to be deemed to be their original signatures for all purposes.

14.	ENUREMENT

This Agreement shall ensure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

15.	SURVIVAL

The provisions of the Contract Documents which by their nature should apply beyond their terms will remain in force after any termination or expiration of the Contract Documents including, but not limited to, provisions relating to confidentiality, liens, setoff, warranty, indemnification, disputes, intellectual property, insurance, compliance with laws and governing law.

IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized signatories as of the day and year first above written.

POTLATCHDELTIC MANUFACTURING, LLC

Per:	/s/ Eric J. Cremers
Eric J. Cremers, President and Chief Executive Officer

BID GROUP CONSTRUCTION US INC.

Per	/s/ Travis McDonald
Travis McDonald, EVP Turnkey

EXHIBIT “A”

SCOPE OF WORK

PROPOSAL 21-1237 Revision # 03 RFI3 dated May 25, 2022

[***]

EXHIBIT “B”

Intentionally Left Blank

EXHIBIT “C”

PAYMENT TERMS AND WORK SCHEDULE

[***]

EXHIBIT “D”

OWNER’S OBLIGATIONS

Owner will supply the following site services:

•	Provide full information as to its requirements for the Work;

•

Provide any available information pertinent to the Lumber Mill site, including previous reports and any other data concerning the design and construction of the Lumber Mill which is relative to the Work and within Owner’s reasonable possession or control;

•

Information or services required of Owner by the Contract shall be furnished by Owner with reasonable promptness. Any other information or services relevant to Contractor’s performance of the Work, to which Owner has access, shall be furnished within a reasonable time after receipt by Owner of a written request for such services or information;

•	Provide access to the Place of the Work to the extent necessary for the Contractor to complete their work;

•

All required permits to include land disturbance, mechanical/HVAC, plumbing, environmental, electrical and building permits. BID will help assist on getting information to the correct agencies by providing drawings, submittals etc. and liaising with local AHJ;

•	Site IT requirements including phones, computers, time clock, PLC and operating software (other than specified in Exhibit “A”);

•	Furniture of new rooms/offices;

•	Rolling stock;

•	Spare parts;

•	Saws and knives;

•	Grinding room equipment/room furnishing;

•	All inventory required for start-up (fuel, lubricants, spare parts, HPU oil, etc.);

•	24/7 security;

•	Circular saw leveler;

•	Main transformers and feeders to switchgears (high voltage);

•	Shop equipment;

•	Welding machine for mill;

•	Radio frequency licenses;

•	Safety supplies;

•	Supply of water and sewer to within 5’

•	Signage for truck traffic and entrance to plant;

•	Roadways and parking lighting;

•	Emergency power generator for offices;

•	Any work to rail spur;

•	Any concrete pad and/or storage area unless specified in our scope;

•	Hazardous material removal and disposal (if required);

EXHIBIT “E”

GENERAL CONDITIONS

GC 1	DEFINITIONS

In the Contract Documents, the following words and phrases shall have the following meanings:

1.1	“Agreement” means the Engineering, Procurement and Construction Agreement executed by the Owner and the Contractor to which these General Conditions are attached.

1.2	“Change Directive” means a written instruction signed by the Owner’s Representative on behalf of the Owner directing a Change in the Work within the general scope of the Contract Documents.

1.3

“Change Order” means a written amendment to the Contract prepared by the Owner’s Representative and signed by the Owner’s Representative on behalf of the Owner and signed by the Contractor stating their agreement upon:

1.3.1	a Change in the Work;

1.3.2	the method of adjustment or amount of the adjustment to the Contract Price, if any; and

1.3.3	the extent of the adjustment to the Work Schedule or the Contract Time, if any.

1.4	“Changes in the Work” means additions, deletions or other revisions to the Work within the general scope of the Contract.

1.5	“Contract” has the meaning set forth in the Agreement.

1.6	“Contract Documents” has the meaning set forth in the Agreement.

1.7

“Contract Price” means the total amount set forth in section 4.1 of the Agreement that the Owner has agreed to pay to the Contractor for the Work, as amended from time to time in accordance with the Contract Documents.

1.8	“Contract Time” means the time stipulated in the Contract Documents for Total Performance.

1.9	“Contractor” has the meaning set forth in the Agreement.

1.10

“Contractor’s Representative” means the Contractor or its authorized on-site representative as designated to the Owner in writing who shall be fully authorized to act for the Contractor in all respects under the Contract Documents, and the person so designated shall not be changed for the duration of the Work except with the written approval from the Owner, not to be unreasonably withheld.

1.11	“Day” or “Days” means a calendar day or calendar days, respectively.

1.12	“Effective Date” has the meaning set forth in the Agreement.

1.13	“General Conditions” means the general conditions of the Contract set out in this Exhibit “E”.

1.14	“Mill” means the sawmill, planermill, equipment and all other improvements to the subject property that are included in the Scope of Work.

1.15	“Other Contractor” means a person, firm or corporation employed by or having a separate contract directly or indirectly with the Owner for work other than that required by the Contract Documents.

1.16	“Owner” has the meaning set forth in the Agreement.

1.17	“Owner’s Obligations” means the obligations set forth in Exhibit “D”.

1.18

“Owner’s Representative” means the Owner’s authorized representative as designated to the Contractor in writing, who shall have the authority to bind the Owner in connection with all matters relating to the Contract. As of the Effective Date, the Owner has designated Ashlee Cribb as the Owner’s Representative for the purposes of the Contract.

1.19	“Place of the Work” means the Owner’s land(s) in Waldo, Arkansas, USA on which the Mill is located.

1.20

“Products” means material, machinery, equipment and fixtures to be comprised in and forming a part of the Work, but does not include machinery and equipment used for preparation, fabrication and construction of the Work and normally referred to as construction machinery and equipment.

1.21	“Project” means the entire works undertaken by or on behalf of the Owner in connection with the modernization of the Mill and includes the Work.

1.22	“Scope of the Work” means the scope of Work described in Exhibit “A”.

1.23

“Subcontractor” means a person, firm or corporation having a direct or indirect contract with the Contractor to perform a part or parts of the Work, or to supply Products worked to a special design according to the Contract Documents, but does not include one who merely supplies materials not so worked. The Contractor shall be responsible for requiring each Subcontractors to have and maintain ISNetworld certification, including maintaining a passing grade in ISNetworld, and to complete all training required by the Owner. The term Subcontractor may be referred to throughout the Contract Documents as if singular in number and masculine in gender, and includes a Subcontractor of a Subcontractor. .

1.24

“Substantial Performance” or “substantially performed” means when the Work is substantially complete and includes that the respective equipment and technology has been safely installed and available to operate both mechanically and electrically, and Contractor personnel have successfully commissioned the respective equipment and technology and are ready to transition operation of the said equipment and technology to representatives of the Owner to achieve final performance acceptance. When the Contractor considers that the Work is substantially peformed, the Contractor (with the Owner’s input) shall prepare and submit to the Owner’s Representative a comprehensive list of the punch list items to be completed or corrected and apply for a review to establish Substantial Performance.

1.25

“Supplemental Instruction” means an instruction, not involving adjustment in the Contract Price or Contract Time, in the form of specifications, drawings, schedules, samples, models or written instructions, consistent with the intent of the Contract Documents. It is to be issued by the Owner to supplement the Contract Documents as required for the performance of the Work.

1.26

“Total Performance” means when the entire Work has been performed to the requirements of the Contract Documents and the Work including all equipment and engineered systems are established by the Owner and the Contractor as being fully operational and fully compliant with the performance standards set forth in Exhibit “A” – Scope of Work after testing has been satisfactorily completed in accordance with the performance tests and guarantees set out in Exhibit “A” – Scope of Work.

1.27	“Work” has the meaning set forth in section 2 of the Agreement.

1.28	“Work Schedule” means the schedule set out in Exhibit “C” to the Agreement which sets out the time periods for performance and completion of the Work.

GC 2	CONTRACT DOCUMENTS

2.1

The intent of the Contract Documents is to include all design, engineering, labor, Products and services necessary for the performance of the Work by the Contractor in accordance with the Contract excepting only the Owner’s Obligations.

2.2	Nothing contained in the Contract Documents shall create any contractual relationship between:

2.2.1	the Owner and a Subcontractor, a supplier, or their agent, employee, or other person performing any of the Work;

2.2.2	the Owner’s Representative and the Contractor, a Subcontractor, a supplier, or their agent, employee, or other person performing any of the Work.

2.3	The Contract Documents are complementary, and what is required by any one shall be as binding as if required by all

2.4	Words and abbreviations which have well known technical or trade meanings are used in the Contract Documents in accordance with such recognized meanings.

2.5	References in the Contract Documents to the singular shall be considered to include the plural as the context requires.

2.6

The specifications are that portion of the Contract Documents, wherever located and whenever issued, consisting of the written requirements and standards for Products, systems, workmanship, and the services necessary for the performance of the Work.

2.7

The drawings are the graphic and pictorial portions of the Contract Documents, wherever located and whenever issued, showing the design, location, and dimensions of the Work, generally including plans, elevations, sections, details, schedules, and diagrams.

2.8	Intentionally left blank.

2.9

All specifications, drawings, models and copies thereof relating to the Work, whether furnished by the Owner or the Contractor, shall be and remain the Owner’s property. Specifications, drawings, and models furnished by the Owner or the Owner’s Representative are to be used only with respect to the Work and are not to be used on other work. These specifications, drawings, and models are not to be copied or altered in any manner without the written authorization of the Owner.

2.10	Models furnished by the Contractor are the property of the Owner.

GC 3	LAW OF THE CONTRACT

3.1	The law of the Place of the Work shall govern the interpretation of the Contract.

GC 4	RIGHTS AND REMEDIES

4.1

Except as expressly provided in the Contract Documents, the duties and obligations imposed by the Contract Documents and the rights and remedies available thereunder shall be in addition to and not a limitation of any duties, obligations, rights, and remedies otherwise imposed or available by law.

4.2

No action or failure to act by the Owner, Owner’s Representative, or Contractor shall constitute a waiver of any right or duty afforded any of them under the Contract, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach thereunder, except as may be specifically agreed in writing.

GC 5	ASSIGNMENT

5.1

Neither party to the Contract shall assign the Contract or a portion thereof without the written consent of the other, which consent may not be unreasonably withheld. If a party requests permission to assign its obligations under the Contract, the requirement that the assigning party remain liable under the Contract will not be considered an unreasonable request.

GC 6	THE OWNER’S REPRESENTATIVE

6.1

The Owner’s Representative will have authority to reject Work which in the Owner’s Representative’s opinion, acting reasonably and in good faith, does not conform to the requirements of the Contract Documents.

6.2	The Owner’s Representative will review and take appropriate prompt action upon such Contractor’s submittals of shop drawings, Product data, and samples, as provided in the Contract Documents.

GC 7	REVIEW AND INSPECTION OF THE WORK

7.1

The Owner and the Owner’s Representative shall have access to the Work at all times. The Contractor shall provide sufficient, safe, and proper facilities at all times for the review of the Work by the Owner and the Owner’s Representative and the inspection of the Work by authorized agencies. If parts of the Work are in preparation at locations other than the Place of the Work, the Owner and the Owner’s Representative shall be given access to such Work whenever and wherever it is in progress.

7.2

The Contractor shall meet with the Owner’s Representative on Tuesday of each week (or on such other Day as the Contractor and the Owner’s Representative may determine) from the Effective Date until Total Performance to review and inspect the Work and the Contractor’s compliance with all Contract Documents, including all drawings and schedules approved by the Owner’s Representative. The Contractor shall arrange for and shall give the Owner’s Representative reasonable notice of the date and time of inspections by other authorities.

7.3	The Contractor shall furnish promptly to the Owner’s Representative two copies of certificates and inspection reports relating to the Work.

7.4

If the Contractor covers, or permits to be covered, Work that has been designated for special tests, inspections, or approvals before such special tests, inspections, or approvals are made, given or completed, the Contractor shall, if so directed, uncover such Work, have the inspections or tests satisfactorily completed, and make good covering Work at the Contractor’s expense.

GC 8	DEFECTIVE WORK

8.1

The Contractor shall promptly, and in any event within such time as is necessary to maintain the Work Schedule, remove from the Place of the Work and replace or re-execute defective Work that has been rejected by the Owner’s Representative, acting reasonably and in good faith, as failing to conform to the Contract Documents.

8.2	The Contractor shall make good and promptly repair or replace Other Contractors’ work destroyed or damaged by such removals or replacements at the Contractor’s expense.

8.3

If in the opinion of the Owner’s Representative, acting reasonably and in good faith, the Contractor is not expedient to correct defective Work or Work not performed as provided in the Contract Documents, the Owner may, without prejudice to any other remedies it may have, take whatever steps are necessary to correct the defective or non-conforming Work, and the Owner may deduct from the amount otherwise due to the Contractor the difference in value between the Work as performed and that called for by the Contract Documents. If the Owner and the Contractor do not agree on the difference in value, then either party may refer the matter for resolution under the requirements of GC 32.

GC 9	CONTROL OF THE WORK

9.1

Subject to the terms and conditions of this Agreement, the Contractor shall have total control of the Work and shall effectively direct and supervise the Work so as to ensure conformity with the Contract Documents, provided that the Contractor shall coordinate the performance of the Work with the Owner so as to ensure minimal disruption to any Other Contractors.

9.2	The Contractor shall be solely responsible for construction means, methods, techniques, sequences, and procedures and for coordinating the various parts of the Work under the Contract.

GC 10	CONSTRUCTION BY OWNER OR OTHER CONTRACTORS

10.1

The Owner reserves the right to award separate contracts in connection with other parts of the Project outside the scope of the Work to Other Contractors, and to perform such additional work with its own employees, consultants or representatives.

10.2

When separate contracts are awarded for other parts of the Project outside the scope of the Work, or when such additional work is performed by the Owner, the Contractor shall use reasonable efforts to co-ordinate and schedule the Work with the work of Other Contractors and the Owner and connect as specified or shown in the Contract Documents.

GC 11	TEMPORARY SUPPORTS, STRUCTURES, AND FACILITIES

11.1

The Contractor shall have the sole responsibility for the design, erection, operation, maintenance, and removal of temporary supports, structures, and facilities and the design and execution of construction methods required in their use.

GC 12	DOCUMENT REVIEW

12.1	The Contractor shall review the Contract Documents and shall report promptly to the Owner’s Representative any error, inconsistency, or omission the Contractor may discover.

GC 13	WORK SCHEDULE

13.1

The Contractor has prepared the attached Work Schedule and the Contractor represents that such schedule indicates the timing of the portions of the Work to be undertaken at the Place of the Work, all of the major activities of the Work and provides sufficient detail of the critical events and their inter-relationship to demonstrate the Work will be performed in conformity with the Contract Time, all of which is predicated upon the Owner fulfilling its obligations under the Contract Documents and obtaining the required permits and licenses and preparing the Place of Work in conformity with the Contract Documents.

13.2

The Contractor shall monitor the progress of the Work relative to the Work Schedule and update the schedule on a monthly basis or as stipulated by the Contract Documents. Further, and without limiting GC 29 of the General Conditions, in the event that the progress of the Work is delayed on a material critical path matter such that the Work falls behind in attaining Substantial Performance in accordance with the Work Schedule, the Contractor shall advise Owner in writing and shall provide a written plan of recovery to the Owner and shall take all commercially reasonably necessary actions to recover the planned progress of the Work.

GC 14	HEALTH, SAFETY AND CONDUCT

14.1

The Contractor shall be solely responsible for the health and safety of its employees and subcontractors in connection with the performance of the Work at the Place of the Work and for compliance with (a) the Owner’s Health and Saefty Procedures and Manuals, provided that such procedures and manuals have been provided or access made available to the Contractor before the Effective Date, and (b) Applicable Laws related to construction, health and safety, and shall be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with the performance of the Work. The Contractor shall erect and properly maintain at all times, as required by the conditions and progress of the Work, all necessary safeguards for the protection of workers and the public. The Contractor acknowledges that the Owner has implemented a behavior-

based safety program that includes observations of work behavior by trained employees of the Owner to identify behaviors that put workers at risk of injury. Notwithstanding any such observations of the Contractor’s employees or its subcontractors by the Owner’s employees, the Owner shall not be responsible for the safety and health of employees of Contractor, its subcontractors or any other employers on the work site.

14.2

The Contractor agrees to meet or exceed the requirements of the Owner’s Substance Abuse Policy, a copy of which has been provided or access made available to the Contractor before the Effective Date and shall advise its employees, agents and subcontractors that it is the policy of the Owner to: (a) prohibit the use, possession, sale, and distribution of alcohol, illegal drugs and other controlled substances on its premises; and (b) prohibit on the Owner’s property the presence of employees of a contractor, subcontractor or agent who have such substances in their bodies. Any Contractor employee, subcontractor or agent found to be in violation of this policy will be removed and barred from the Owner’s premises.

14.3

Contractor agrees that any disciplinary actions or other employment decisions affecting its employees, subcontractors, agents or job applicants that arise in any way out of matters related to this GC 14 are the sole responsibility of the Contractor, and the Contractor shall defend, indemnify and hold the Owner harmless from any losses, damages, actions or claims of the Contractor’s employees, subcontractors, agents and job applicants arising in any way from matters related to this GC 14.

14.4

Without limiting GC 14.1, before permitting any employee, agent or Subcontractor to perform any Work at the Place of the Work, the Contractor shall require each such individual to complete and acknowledge completion of safety and WHMIS training, and the Contractor shall provide evidence of such to the Owner’s Representative upon request.

14.5

The Contractor shall meet with all of its employees, agents and Subcontractors engaged in the performance of the Work at the Place of the Work on Wednesday of each week (or on such other Day as the Owner and the Contractor may determine) from the Effective Date until Total Performance to discuss and review construction safety in connection with the performance of the Work.

14.6

The Contractor shall be responsible for compliance by the Contractor’s employees and subcontractors with the Owner’s Supplier Code of Conduct available at the Corporate Governance page of the Owner’s website at www.potlatchdeltic.com.

14.7	The Contractor shall be responsible to the Owner for acts and omissions of the Contractor and its employees.

GC 15	SUPERVISORS

15.1

The Contractor shall employ competent supervisors and necessary assistants who shall be in attendance at the Place of the Work while Work is being performed. Within thirty (30) Days after the Effective Date, the Contractor shall provide the Owner’s Representative with a list of the supervisors that will be on duty throughout the performance of the Work.

15.1

The supervisor on duty shall represent the Contractor at the Place of the Work and notices and instructions given to the supervisor by the Owner’s Representative shall be held to have been received by the Contractor.

GC 16	SUBCONTRACTORS AND SUPPLIERS

16.1	The Contractor shall:

16.1.1	enter into contracts or written agreements with Subcontractors and suppliers to require them to perform their Work as provided in the Contract Documents;

16.1.2	incorporate the terms and conditions of the Contract Documents into all contracts or written agreements with Subcontractors and suppliers to the extent applicable to their Work;

16.1.3

be as fully responsible to the Owner for acts and omissions of Subcontractors, suppliers, and of persons directly or indirectly employed by them to the same extent as if the acts and omissions of such persons are directly employed by the Contractor;

16.1.4	provide Owner the name and responsible party of each Subcontractor as well as a description of the Subcontractor’s scope of work; and

16.1.5

require all Subcontractors and sub-Subcontractors as a condition of commencing any of the Work, to purchase and maintain insurance coverage that is commercially reasonable for the project and is reasonably sufficient to protect Owner’s rights and interest hereunder. Such insurance shall name both Owner and Contractor as additional insureds. In addition, the Contractor shall submit all of such information into the ISNetworld software system or required software system of the Owner.

GC 17	LABOR AND PRODUCTS

17.1

The Contractor shall provide and pay for all labor, Products, tools, construction machinery and equipment, transportation, and other facilities and services necessary for the performance of the Work in accordance with the Contract, save and except for the Owner’s Obligations.

GC 18	SHOP DRAWINGS

18.1	Shop drawings are drawings, diagrams, illustrations, schedules, performance charts, brochures, Products, and other data which the Contractor provides to illustrate details of a portion of the Work.

18.2

The Contractor shall provide shop drawings at the time and as described in the Contract Documents and otherwise in accordance with the Work Schedule or as the Owner’s Representative may reasonably request, for approval by the Owner, such approval not to be unreasonably withheld or delayed.

18.3

Upon the Owner’s Representative’s reasonable request, the Contractor shall revise and resubmit shop drawings which the Owner’s Representative rejects as being materially inconsistent with the Contract Documents. The Contractor shall notify the Owner’s Representative in writing of any revisions to the resubmission other than those requested by the Owner’s Representative.

GC 19	USE OF THE WORK

19.1

The Contractor shall confine construction machinery and equipment, storage of Products, and operations of employees to limits indicated by Applicable Laws, permits and the Contract Documents or as may be reasonably requested by the Owner.

19.2	The Owner and the Owner’s Representatives shall not give any direction that materially constraints, inhibits, delays, or interferes with the Work unless otherwise permitted by this Agreement.

GC 20	CUTTING AND REMEDIAL WORK

20.1

The Contractor shall do the cutting and remedial work required to make the several parts of the Work and the Project come together properly, in accordance with the Work Schedule and the Contract Documents.

20.2	The Contractor shall endeavor to coordinate the Work with a view to minimizing any remedial work.

GC 21	CLEANUP

21.1

The Contractor shall maintain the Place of the Work in a clean and tidy condition and free from the excessive accumulation of waste products and debris (other than that caused by the Owner, Other Contractors or their employees, all of which shall be promptly removed by the Owner) and maintain good housekeeping on a daily basis.

21.2

The Contractor shall remove waste products and debris, other than that resulting from the work of the Owner, Other Contractors or their employees, and shall leave the Place of the Work reasonably clean and suitable for occupancy by the Owner before attainment of Substantial Performance. The Contractor shall remove from the Place of the Work its products, tools, construction machinery and equipment not required for the performance of the remaining Work.

21.3

Prior to application for the final certificate for payment, the Contractor shall remove from the Place of the Work its products, tools, construction machinery and equipment, and waste products and debris, other than that resulting from the work of the Owner, Other Contractors or their employees.

21.4

Upon completion of the Work, Contractor shall remove from the work site all excess or unused construction materials not paid for by the Owner and therefore owned by Contractor, and all debris, rubbish, tools, equipment, and scaffolding, and shall leave the premises in a clean and satisfactory condition.

GC 22	SUBSTANTIAL PERFORMANCE

22.1

When the Contractor considers that the Work is substantially performed, the Contractor (with the Owner’s input) shall prepare and submit to the Owner’s Representative a comprehensive list of the punch list items to be completed or corrected and apply for a review to establish Substantial Performance.

22.2

No later than ten (10) business Days after the receipt of the Contractor’s list and application, the Owner’s Representative will review the Work to verify the validity of the application, and no later than ten business (10) Days after completing the review, will notify the Contractor whether the Work is substantially performed, and if not, then will give specific written reasons why it is not substantially performed.

22.3	Subject to GC 22.2, upon achievement of Substantial Performance, the Owner’s Representative shall promptly confirm in writing the date of Substantial Performance.

22.4

Immediately following the written confirmation Substantial Performance, the Contractor and the Owner’s Representative will mutually establish in writing a reasonable date for finishing the Work (which shall entail completion and establishment of the Work’s compliance with the performance standards through the performance testing as set forth in Exhibit “A” – Scope of Work and completion of such punch list items established by the Owner and the Contractor) and shall achieve Total Performance within such reasonable period of time established pursuant to this subsection.

GC 23  INTENTIONALLY DELETED.

GC 24	ACCEPTANCE OF WORK

Subject to performance testing and guarantees being satisfied by the Contractor and the satisfaction of the terms and conditions of Exhibit “C” of this Agreement, final payment by the Owner to the Contractor shall constitute certification of acceptance of Total Performance of the Work in accordance with the requirements of the Contract Documents, but shall not act as waiver of any rights or remedies that Owner may have under Applicable Law (including, without limitation, Owner’s rights under the warranty provisions of the Contract).

GC 25	FINAL PAYMENT

See Exhibit C for final payment details.

GC 26	CHANGES

26.1	The Owner, with the approval of the Owner’s Representative, without invalidating the Contract, may make Changes in the Work by Change Order or Change Directive.

26.2	The Contractor shall not perform a Change in the Work without a Change Order or a Change Directive from the Owner’s Representative.

GC 27	CHANGE ORDER

27.1

When a Change in the Work is proposed or required, the Owner or the Owner’s Representative shall provide a written notice describing the proposed Change in the Work to the Contractor. The Contractor shall present a written method of adjustment or an amount of adjustment to the Contract Price, if any, and the adjustment in the Contract Time, if any, for the proposed Change in the Work.

27.2

When the Owner’s Representative and the Contractor agree to the adjustments to the Contract Price and Contract Time or to the method to be used to determine the adjustments, such agreement shall be effective immediately and shall be recorded in a Change Order, signed by the Owner’s Representative and the Contractor.

GC 28	CHANGE DIRECTIVE

28.1

If the Owner requires the Contractor to proceed with a Change in the Work prior to the Owner’s Representative and the Contractor agreeing upon the adjustment to the Contract Price and Contract Time, the Owner’s Representative shall issue a Change Directive.

28.2

Upon receipt of a Change Directive, the Contractor shall proceed promptly with the Change in the Work. The adjustment to the Contract Price for a change carried out by way of a Change Directive shall be determined on the basis of the cost of expenditures and savings to perform the work attributable to the change.

28.3

If a Change in the Work results in a net decrease in the Contract Price, the amount of the credit shall be the net cost, without deduction for overhead or profit. When both additions and deletions covering related work or substitutions are involved in a Change in the Work, the allowance for overhead and profit shall be calculated on the basis of the net increase, if any, with respect to that Change in the Work.

28.4

The Contractor shall keep and present, in such form as the Owner’s Representative may require, an itemized accounting of the cost of expenditures and savings referred to in GC 28.1 together with supporting data. The cost of performing the work attributable to the Change Directive shall include without limitation the actual cost of all of the following that is directly related to the Work under the Contract:

28.4.1

wages and benefits paid for labor in the direct employ of the Contractor under applicable collective bargaining agreements, or under a salary or wage schedule agreed upon by the Owner’s Representative and Contractor;

28.4.2

salaries, wages, and benefits of the Contractor’s office personnel engaged in a technical capacity and other personnel at shops or on the road, engaged in expediting the products or transportation of materials or equipment;

28.4.3

contributions, assessments, or taxes incurred for such items as unemployment insurance, health insurance, workers’ compensation, and 401k, insofar as such cost is based on wages, salaries, or other remuneration paid to employees of the Contractor and included in the cost of the work as provided in GC 28.4.1 and GC 28.4.2;

28.4.4	reasonable travel and subsistence expenses of the Contractor’s personnel described in GC 28.4.1 and GC 28.4.2;

28.4.5	the cost of all Products including cost of transportation thereof;

28.4.6

the cost of materials, supplies, equipment, temporary services and facilities, and hand tools not owned by the workers, including transportation and maintenance thereof, which are consumed; and cost less salvage value on such items used but not consumed, which remain the property of the Contractor;

28.4.7

rentals cost of all tools, machinery, and equipment, exclusive of hand tools, whether rented from or provided by the Contractor or others, including installation, minor repairs and replacement, dismantling, removal, transportation and delivery cost thereof;

28.4.8	deposits lost;

28.4.9	the amounts of all Subcontracts;

28.4.10	the cost of quality assurance such as independent inspection and testing services;

28.4.11	charges levied by authorities having jurisdiction at the Place of the Work;

28.4.12	any adjustment in taxes and duties for which the Contractor is liable;

28.4.13	charges for long distance telephone and facsimile communications, courier services, expressage, and petty cash items incurred;

28.4.14	the cost of removal and disposal of waste products and debris.

28.5	Pending determination of the final amount of a Change Directive, the undisputed value of the work performed as the result of a Change Directive is eligible to be included in payment applications.

28.6	If the Owner’s Representative and Contractor do not agree on the proposed adjustment in the Contract Time or the method of determining it, the adjustment shall be resolved as provided in GC 32.

28.7

If at any time after the start of the work directed by a Change Directive, the Owner’s Representative and the Contractor reach agreement on the adjustment to the Contract Price and to the Contract Time, this agreement shall be recorded in a Change Order signed by Owner’s Representative and Contractor.

GC 29	DELAYS

29.1

If the Contractor is delayed in the performance of the Work by an action or omission of the Owner, Owner’s Representative, Other Contractor or anyone employed or engaged by them directly or indirectly, then the Contract Time shall be extended for a reasonable time relative to the delay caused but only to the extent such delay affects the then-existing critical path, or the Contractor’s ability to timely achieve Substantial Performance within the Contract Time. The Contractor shall be reimbursed by the Owner for reasonable direct costs incurred by the Contractor as the result of such delay. Contractor shall not be entitled to costs incurred or an extension of the Contract Time due to the negligence or omission of the Contractor or Contractor’s failure to comply with the Contract Documents.

29.2

If the Contractor is delayed in the performance of the Work by a stop work order issued by a court or other public authority and providing that such order was not issued as the result of an act or fault of the Contractor or any person employed or engaged by the Contractor including without limitation, any Subcontractors, then the Contract Time shall be extended for a reasonable time relative to the delay caused but only to the extent such delay affects the then-existing critical path, or the Contractor’s ability to timely achieve Substantial Performance within the Contract Time. The Contractor shall be reimbursed by the Owner for reasonable direct costs incurred by the Contractor as the result of such delay.

29.3

If the Contractor is delayed in the performance of the Work by labor disputes, strikes, lock-outs (including lock-outs decreed or recommended for its members by a recognized contractors’ association, of which the Contractor or the Owner is a member or to which the Contractor or the Owner are otherwise bound), fire (to the extent not caused by the Contractor), pandemics and governmental declarations, shelter in place or stay at home orders, or directives directly related to such pandemic that are issued by the governmental authorities having jurisdiction over the Project and which materially disrupt the supply or availability of labor, equipment and/or materials for the Project (only after diligent efforts by Contractor to obtain the same from alternative sources) and which are not otherwise existing, known or reasonably foreseeable as of the date of execution of this Agreement, unusual delay by common carriers or unavoidable casualties, or without limitation to any of the foregoing, by any other cause beyond the Contractor’s reasonable control, then the Contract Time shall be extended for a reasonable time relative to the delay caused but only to the extent such delay affects the then-existing critical path, or the Contractor’s ability to timely achieve Substantial Performance within the Contract Time.

29.4

The Contractor further acknowledges and agrees that adjustments to the Work Schedule and/or Contract Time will be permitted in connection with any of the events described above only to the extent that the delays resulting therefrom: (i) are not caused, or could not have been avoided or mitigated (including, without limitation, by rescheduling or re-sequencing activities after the occurrence of the event causing delay) by the Contractor using commercially reasonable efforts; (ii) could not be limited or avoided by the Contractor’s timely notice to the Owner of the delay; or (iii) have an impact of at least one day. No extension shall be made for delay unless Contractor uses reasonable best efforts to provide a detailed notice in writing of a claim therefor to the Owner and the Owner’s Representative within forty-eight 48 hours, but not later than seven (7) Days after the commencement of delay together with documentation or other information evidencing such delay and the cause thereof, providing however, that in the case of a continuig cause of delay only one notice of claim shall be necessary. The Contractor shall provide a written plan of recovery to the Owner once reasonably available and shall take all commercially reasonable efforts to recover the planned progress of the Work and to reduce and mitigate the effects of any such delay.

29.5

No claim for delay shall be allowed because of failure of the Owner or the Owner’s Representative to furnish instructions provided that such instructions are furnished within seven (7) Days after written demand. If such instructions are not furnished within seven (7) Days after demand, then the Contractor shall be reimbursed by the Owner for reasonable direct costs incurred by the Contractor as the result of such delay.

GC 30	TERMINATION

30.1

If the Contractor should be adjudged bankrupt, or makes a general assignment for the benefit of creditors because of the Contractor’s insolvency, or if a receiver, trustee or debtor-in-possession is appointed because of the Contractor’s insolvency; the Owner may, without prejudice to any other right or remedy the Owner may have, by giving the Contractor or receiver or trustee in bankruptcy notice in writing, terminate the Contract.

30.2

If the Contractor should neglect to prosecute the Work or otherwise fails to materially comply with the requirements of the Contract, the Owner may, without prejudice to any other right or remedy the Owner may have under the Contract, at law, in equity or otherwise, notify the Contractor in writing that the Contractor is in default of the Contractor’s obligations under the Contract Documents and instruct the Contractor to correct the default as soon as possible, but in no event later than ten (10) Days immediately following the receipt of such notice.

30.3	If the default cannot be corrected in the ten (10) Days specified, the Contractor and Owner may agree that the Contractor shall be in compliance with the Owner’s instructions if the Contractor:

30.3.1	commences the correction of the default within the specified time; and

30.3.2	provides the Owner with a reasonable schedule for such correction given the nature of the default that does not delay the date for achieving Substantial Performance;

30.3.3	diligently pursues such correction; and

30.3.4	corrects the default in accordance with such schedule.

Notwithstanding the forgoing, if the default cannot be corrected by the Contractor within the ten (10) Days specified, the Owner may determine to have the correction done by others and may deduct the cost of such correction from payments then or thereafter due to the Contractor, and pursue any other remedies described in 30.4.

30.4

If the Contractor fails to correct the default in the time specified or subsequently agreed upon, without prejudice to any other right or remedy the Owner may have under the Contract, at law, in equity or otherwise, the Owner may:

30.4.1	correct such default and deduct the direct cost thereof from any payment then or thereafter due the Contractor;

30.4.2	terminate the Contractor’s right to continue with the Work in whole or in part or terminate the Contract; and/or

30.4.3	seek any other remedy the Owner may have under the Contract, in law or equity.

30.5	If the Owner terminates the Contractor’s right to continue with the Work as provided in GC 30.1, 30.3 and GC 30.4, the Owner shall be entitled to:

30.5.1	take possession of the Work and Products;

30.5.2	finish the Work by whatever method the Owner may consider expedient; and

30.5.3	charge the Contractor the amount by which all cost of finishing the Work exceeds the unpaid balance of the Contract Price.

30.6

The Contractor’s obligation under the Contract as to quality, correction, and warranty of the work performed by the Contractor up to the time of termination shall continue in force after such termination.

30.7

If the Owner should be adjudged bankrupt, or makes a general assignment for the benefit of creditors because of the Owner’s insolvency, or if a receiver is appointed because of the Owner’s insolvency, the Contractor may, without prejudice to any other right or remedy the Contractor may have, by giving the Owner or receiver or trustee in bankruptcy notice in writing, terminate the Contract.

30.8	The Contractor may notify the Owner in writing, with a copy to the Owner’s Representative, that the Owner is in default of the Owner’s contractual obligations if:

the Owner fails to make an agreed upon nondisputed payment to the Contractor within five (5) days of when it is due under the Contract Documents; or

the Owner materially defaults in the performance of any other material requirements of the Contract to a substantial degree.

30.9

The Contractor’s notice in writing to the Owner provided under GC 30.8 shall advise that if the default is not corrected within ten (10) Days following the receipt of the notice in writing, the Contractor may, without prejudice to any other right or remedy the Contractor may have, stop the Work or terminate the Contract. If the default is not capable of being cured within the ten (10) Days, then the Owner must commence to cure such default within the ten (10) Day period and complete the cure within a reasonable period of time.

30.10

If the Contractor terminates the Contract under the conditions set out above, without prejudice to any other right, remedy, costs or damages, the Contractor shall be entitled to be paid for all Work performed to the date of termination less any amounts due under the Contract Documments from the Contractor to the Owner.

If the Owner disputes the Contractor’s determination under GC 30.9 the matter shall be resolved under GC 32.

C 31	SETOFFS

31.1

The Owner shall have the right to set off any amounts which the Contractor may owe to the Owner, whether arising under the Contract Documents or otherwise, against any amounts which may become payable by the Owner to the Contractor under the Contract Documents or otherwise. This GC 31.1 shall not limit the Owner’s ability to withhold payments pursuant to Exhibit C.

GC 32	DISPUTE RESOLUTION

32.1

Differences between the parties to the Contract as to the interpretation, application or administration of the Contract or any failure to agree where agreement between the parties is called for, herein collectively called “disputes”, which are not resolved in the first instance by agreement between the Contractor and the Owner’s Representative, shall be settled in accordance with the requirements of this GC 32.

32.2

If a dispute is not resolved promptly, the Owner’s Representative may give such instructions as are necessary for the proper performance of the Work and to prevent delays pending settlement of the dispute. The Contractor shall act according to such instructions, it being understood that by so doing the Contractor will not jeopardize or prejudice any claim the Contractor may have. If it is subsequently determined that such instructions were in error or at variance with the Contract Documents, the Owner shall pay the Contractor all costs directly incurred by the Contractor in carrying out such instructions which the Contractor was required to do beyond what the Contract Documents would have required.

32.3

If the parties fail to resolve a dispute promptly, and in any event within thirty (30) days after written notice of the dispute is provided by one party to the other, they shall mutually agree upon a mediator who shall assist the parties in structured negotiations to attempt to resolve the dispute.

32.4

If the dispute cannot be resolved within sixty (60) Days after the engagement of a mediator or such longer period as the parties may agree upon, either party may commence litigation in federal court in the State of the Place of the Work. Further, in the event that the parties are not able to agree upon a mediator after good faith efforts to do so, then either party may commence litigation in the federal courts of the United States of America or the courts of the State of the Place of the Work in each case located in the City and County of the Place of Work, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding

GC 33	PROTECTION OF WORK AND PROPERTY

33.1

The Contractor shall use reasonable efforts to protect the Work and the Owner’s property and property adjacent to the Place of the Work from damage or loss which may arise as the result of the Contractor’s operations under the Contract.

33.2

Should the Contractor in the performance of the Contract damage the Work, the Owner’s property, or property adjacent to the Place of the Work, the Contractor shall be responsible for the costs of all repair and replacement resulting from such damage at the Contractor’s expense.

GC 34	TAXES AND DUTIES

34.1	Unless stated otherwise in the Contract Documents, the Contract Price excludes Taxes, but is inclusive of duties, fees, tariffs and customs.

GC 35	LAWS, NOTICES, PERMITS, AND FEES

35.1	The laws of the Place of the Work shall govern the Work.

35.2	The Owner shall obtain and pay for the building permit and any other permits, licenses, or certificates necessary for the commencement and performance of the Work.

35.3

The Contractor shall give the required notices and comply with the laws, ordinances, rules, regulations, or codes which are or become in force during the performance of the Work and which relate to the Work, including, but not limited to those relating to the preservation of the public health and to construction safety.

35.4	The Contractor shall perform the Work in compliance with the applicable laws, ordinances, rules, regulations, or codes relating to the Work.

GC 36	PATENT FEES

36.1

The Contractor shall pay the royalties and patent license fees required for the performance of the Work. The Contractor shall indemnify and hold the Owner harmless from and against any and all claims, demands, losses, costs, damages, actions, suits, or proceedings arising out of the Contractor’s performance of the Contract which are attributable to an infringement or an alleged infringement of any United States patent or copyright by the Owner (but only as a result of the use of the Work), Contractor or anyone for whose acts the Contractor may be liable.

36.2

The Owner shall indemnify and hold the Contractor harmless from and against any and all claims, demands, losses, costs, damages, actions, suits, or proceedings arising out of the Contractor’s performance of the Contract which are attributable to an infringement or an alleged infringement of a United States patent of invention or copyright in executing anything for the purpose of the Contract, the model, plan, or design of which the Owner supplied to the Contractor.

GC 37	WORKERS’ COMPENSATION

37.1

Prior to commencing the Work, Substantial Performance, and the issuance of the final certificate for payment, the Contractor shall provide evidence of compliance with workers’ compensation legislation at the Place of the Work, including payments due thereunder.

37.2

At any time during the term of the Contract, when requested by the Owner’s Representative, acting reasonably, the Contractor shall provide such evidence of compliance by the Contractor and Subcontractors.

GC 38	WARRANTY

Intentionally deleted.

GC 39	REGARD FOR THE ENVIRONMENT

39.1

The Contractor shall, at all times, be conscious of the importance of the protection of the natural, physical and biological environment at and in the vicinity of the Place of the Work and shall endeavor to ensure that all of its activities and the activities of all of its Subcontractors are conducted in a manner that will have the least possible adverse effect on the natural environment and in compliance with all federal, state and municipal and environmental laws and regulations.

39.2

The Contractor shall comply, at its cost and expense, with all federal, state and local laws and regulations including without limitation, all environmental health and safety policies, procedures and manual of the Owner and with all plans and instructions contained in the Contract Documents concerning the existence, release, removal, handling, transport, storage, disposal and treatment of all materials that are, or may be, hazardous to the life or health or any person or that endanger the environment or that are regulated by federal, provincial or local laws and the Contractor shall indemnify and hold harmless the Owner for all loss, damage, cost or expense resulting from the Contractor’s failure to do so.

39.3

If, during the course of performance of the Work, the Contractor or any of its employees encounters or becomes aware of any environmentally related issues including, but not limited to (a) the release or substantial threat of release of a hazardous substance; (b) the discovery of materials or substances of unknown origins on or under the premises; (c) the discovery of any underground storage tank; or (d) any similar occurrences; then the Contractor shall immediately notify the Owner.

39.4

With the exception of appropriate emergency actions necessary to prevent or contain the spread of hazardous substances, the Contractor shall not take any action in respect of such environmentally related issue without first obtaining written authorization from the Owner.

39.5

The Contractor shall defend, indemnify and hold the Owner harmless from every claim, damage, loss liability, action or cause of action, complaint or suit, for bodily injury, sickness, disease, or death, damage to property, or governmental fines or penalties arising out of or alleging any breach of Contractor’s obligations to comply with the Owner’s environmental procedures or failure to comply with environmental laws, statutes, ordinances, rules, regulations or orders.

39.6

The Owner shall defend, indemnify and hold the Contractor harmless from every claim, damage, loss liability, action or cause of action, complaint or suit, for bodily injury, sickness, disease, or death, damage to property, or governmental fines or penalties arising out of or alleging any breach of the Owner’s obligations to comply with the Owner’s environmental procedures or failure to comply with environmental laws, statutes, ordinances, rules, regulations or orders.

GC 40	TITLE TO THE WORK AND RISK OF LOSS

40.1

Title to the Work and all portions thereof during and after construction, together with all Products delivered to the Place of the Work, shall be vested in the Owner upon full payment of the Contract Price being made to the Contractor.

40.2

The Work and every part thereof and all Products shall be in the care, custody and control and at the risk of the Contractor until the earlier of the date of Substantial Performance and such time as employees of the Owner take over operation of the Work.

GC 41	LABOR

41.1

The Contractor and each of its Subcontractors shall employ qualified and skilled workers in the trade that the Work requires. The Contractor shall maintain good order and discipline among its employees. The Contractor shall cause its employees, and employees of its Subcontractors, to comply in all respects with any rules and regulations the Owner may issue governing the conduct of those employees.

41.2

The Contractor shall inform the Owner promptly, regularly and fully of any current or impending labor negotiations in which the Contractor or any of its Subcontractors may be involved and any threatened or pending strike, lockout or other labor disturbance.

GS 42	TIMELY PERFORMANCE

42.1	Timely performance by the Contractor and by the Owner of each of their respective obligations under the Contract is of the essence of the Contract.

GS 43	PAYMENTS AND LIENS

43.1

The Contractor shall keep the Place of the Work and all Products free of all liens in respect of the Work performed or materials, equipment or services or other things supplied or done for the account of the Contractor and each of its Subcontractors. If any liens are filed or registered against any part of the Place of the Work or any Products, if Contractor does not cause to be released any such lien or encumbrance after fourteen (14) Days written notice to the Contractor, without limiting the Contractor’s obligations under the Contract, the Owner may take all actions and proceedings, including payment of funds into court or the posting of security, as may be necessary to procure a release and discharge of any lien, and all costs and expenses incurred by the Owner in connection therewith, including legal fees and disbursements on a solicitor and its own client basis, shall be paid by the Contractor to the Owner on demand or may be deducted from any amounts then or thereafter due to the Contractor.

GC 44	PLACE OF THE WORK

44.1

The Contractor represents and warrants that it has observed and examined the Place of the Work and all storage sites of the Work or Products, if any, and has determined to its satisfaction all conditions at or near those sites that may impact the performance of the Work and has taken into consideration all such determinations and observations in the preparation of the Contract Documents, including, but not limited to the Contract Time and the Contract Price.

GC 45	NO RELIANCE ON REPRESENTATIONS

45.1

The Contractor represents and warrants to the Owner that the Contractor has not relied in entering into the Contract upon any representations, statements or information not contained in the Contract, whether written or verbal, made or given by or on behalf of the Owner.

GC 46	SUSPENSION OF WORK

46.1

Notwithstanding the other provisions of this General Condition, in the event of an emergency, the Owner may at any time stop the performance of the Work, or any part thereof, by giving written notice to the Contractor. The Contractor shall comply immediately with the notice in a manner consistent with the protection of the Work, other property and the life, health and safety of persons. The Contractor shall resume the performance of the Work as soon as practicable, but in any event within 24 hours, after delivery of written notice from the Owner to the Contractor to do so.

46.2

Subject to GC 29.3, if a stoppage or stoppages in the Work occurs under GC 46 without the fault of the Contractor or any Subcontractor, the Owner shall pay for all costs and expenses incurred by the Contractor directly related to compliance with notice from the Owner under GC 46 during the time of the stoppage and until written notice is given by the Owner to resume the Work.

46.3	The Contract Time shall be extended for a reasonable time relative to the delay caused by or resulting from a stoppage in the Work under GC 46.

GC 47	CONTRACTOR’S EQUIPMENT

47.1

The Contractor is responsible for the protection and security of the Contractor’s equipment, tools and materials and the Owner shall not have any liability for the loss, damage or destruction of such equipment, tools or materials.

GC 48	INDEMNITIES AND LIMITATION OF LIABILITIES

48.1

The Contractor shall defend, indemnify and hold harmless the Owner and its directors, officers, employees, agents and representatives from and against any and all claims, demands, actions, causes of actions, suits and proceedings for all damages, losses, costs, and expenses (including but not limited to litigation expenses, reasonable attorneys’ fees, the cost of pursuing any insurance providers and the cost of enforcing any right to indemnification) and liability, by whomsoever made, arising out of or resulting from the performance of the Work, including, but not limited to loss or damage to, or destruction of, property, or personal injury, as a result of the breach of contract, negligence or any willful act or omission of the Contractor, a Subcontractor or their respective directors, officers, employees, agents or representatives, or any one for whose acts they may be liable, except to the extent caused by a party indemnified hereunder.

The Owner shall defend, indemnify and hold harmless the Contractor and its directors, officers, employees, agents and representatives from and against any and all claims, demands, actions, causes of actions, suits and proceedings for all damages, losses, costs, expenses (including but not limited to reasonable attorneys’ fees) and liability, by whomsoever made, directly resulting from Owner’s performance of its obligations under this Agreement, including but not limited to loss or damage to, or destruction of, property, or personal injury, as a result of the breach of contract, negligence or any willful act or omission of the Owner, the Owner’s Representative, the Owner’s subcontractors or their respective directors, officers, employees, agents or representatives, or any one for whose acts they may be liable

48.2

The Contractor’s indemnnification obligations under the Contract Documents shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Contractor or any of its suppliers or subcontractors under workers’ compensation acts, disability benefit acts, or other employee benefit acts.

The Contractor shall give prompt notice to the Owner of all losses, damages or injuries to persons or property for which a claim might be made against the Owner and shall promptly report to the Owner all such claims of which the Contractor has notice whether relating to matters insured or uninsured. No settlement or payment of any claim for loss, injury or damage or other matter as to which the Owner may be charged with the obligation to make payment or reimbursement shall be made by the Contractor without the written consent of the Owner.

48.3

Unless provided otherwise in the Contract Documents, neither party shall be liable to the other for special, incidental or consequential damages of any kind directly arising out of the Contract or the Work performed by the Contractor under the Contract. For purposes of the foregoing, “special, incidental or consequential damages” shall include damages for loss of production, use, income, revenue, goodwill, profit, financing, business and reputation. The limitations in this GC 48.3 shall apply regardless of whether the liability arises in tort (including negligence), in contract, warranty, statute, strict liability or otherwise, and regardless of whether the claim is at law or in equity.

48.4

Notwithstanding any other provision in the Contract Documents, the Contractor’s total aggregate liability to the Owner arising out of or related, in whole or in part, to the Project, the Contract and/or any Work performed (or not performed) by the Contractor under the Contract is limited to the Contract Price. The limitation in this GC 48.4 shall apply regardless of whether the liability arises in tort (including negligence), in contract, warranty, statute, strict liability or otherwise, and regardless of whether the claim is at law or in equity.

GC 49	PROTECTION OF RIGHTS

49.1	The Contractor, at its expense, shall take reasonable action to ensure that:

49.1.1	no person, property, right, easement or privilege is injured, damaged or infringed by reason of the Contractor’s activities under the Contract;

49.1.2	adequate measures meeting or exceeding those taken by the Owner or required by its insurers are taken to protect against fire; and

49.1.3	adequate sanitary measures in respect of the Work are taken.

GC 50	INSURANCE

50.1	The Contractor shall throughout the term of the Contract, carry and maintain, at Contractor’s expense, the following insurance coverages:

50.1.1

statutory workers’ compensation insurance covering Contactor’s employees as required by law of Project state, and Employers’ Liability, and otherwise with limits of at least $1,000,000 per accident or disease;

50.1.2

Commercial general liability Insurance, with a minimum single limit of $1,000,000 per each occurrence and an annual aggregate limit of liability of $5,000,000 and umbrella or excess liability coverage of $20,000,000. The policy shall include coverage for any and all of the following:

(a) The policy shall include coverage for any and all of the following: bodily injury, broad form property damage, personal injury (including coverage for contractual and employee acts), contractual liability, and products and completed operations. The products and completed operations coverage shall extend for two (2) years past acceptance, cancellation or termination of the Work. Said policy shall contain a severability of interest provision.

(b) Each general liability policy be written on ISO form CG 001 or its equivalent, and shall be endorsed to include the Owner and shall stipulate that the insurance afforded by the policies shall be primary insurance and that any insurance, self-insured retention, deductibles, or risk retention programs maintained or participated in by the Additional Insureds, or their agents, officials or employees shall be excess and not contributory to the Contractor’s insurance.

(c) The Contractor shall cause the insurer providing the policies required hereunder to waive all rights of recovery against the Owner (including its parent and affiliate companies), and their respective officers, directors, members, managers, shareholders, employees, representatives and agents.

50.1.3

Business automobile liability Insurance coverage providing bodily injury, death and property damage liability and loss of use coverage with a combined single limit of at least $2,000,000 on any one (1) accident.

(a)

The policy must include a duty to defend and cover all owned, non-owned, and leased, hired or borrowed vehicles used in performance of the Work on or off the general geographic area where the Project is located.

50.1.4

Professional liability insurance covering all Work on the Project performed by Contractor against claims for professional negligence with limits of at least $5,000,000 per claim and $5,000,000 aggregate. Contractor shall also ensure that anyone performing Work on a design-build basis or performing design-related services shall maintain professional liability insurance with minimum limits reasonably acceptable to Contractor.

50.2

Prior to commencing performance of the Work, Contractor shall furnish to Owner, certificate(s) of insurance from an insurer satisfactory to Owner, acting reasonably, evidencing compliance with the provisions of this GC 50, and such certificate(s) shall contain the following provisions, if available: (i) such insurance coverage’s shall not be cancelled or materially altered without first giving thirty (30) Days’ prior written notice to Owner; (ii) such insurance coverage’s shall be primary to any owned by Owner; and (iii) with respect to the insurance required under GC 50.1.2 Owner shall be covered as an additional insured.

50.3

Owner shall pursue the possibility of providing and paying for project specific liability and property insurance, including builder’s risk insurance and liability wrap up, to insure against project specific liability and all risks of direct physical loss, damage or destruction occurring during the period before Substantial Performance, except as excluded, that shall at least include the full replacement cost of the Project, with no co-insurance provision. The value utilized for property insurance shall be one hundred percent (100%) of the completed value of the construction; and the policy will include coverage for delay in completion (soft costs/additional expenses). Insurance against loss of tools, equipment, or other items not to be incorporated in the Work but required for prosecution of the Work shall be the responsibility of Contractor. Any builder’s risk policy shall waive all subrogation rights against Contractor and Subcontractors. Notwithstanding the foregoing, the Owner may determine not to obtain such insurance if it, in its sole discretion, determines that it is not practicable to do so due to cost or other factors, or it may determine to provide insurance with different terms from those described above; provided, however, the material terms of such insurance shall be subtantially similar to the coverage described above. In addition, this GC 50.3 shall not delay the commencement or continuation of Work under the Contract Documents.

GC 51	CONFIDENTIALITY

51.1

All non-public, confidential or proprietary information of the Owner, including, but not limited to, specifications, samples, patterns, designs, plans, drawings, documents, data, business operations, customer lists, pricing, discounts or rebates, disclosed by the Owner to the Contractor, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” in connection with the Contract Documents is confidential, solely for the use of performing the Contract Documents and may not be disclosed or copied unless authorized by the Owner in writing. Upon the Owner’s request, the Contractor shall promptly return all documents and other materials received from the Owner. The Owner shall be entitled to injunctive relief for any violation of this Section. This Section shall not apply to information that is: (a) in the public domain; (b) known to the Contractor at the time of disclosure; or (c) rightfully obtained by the Contractor on a non-confidential basis from a third party.

GC 52	NO THIRD-PARTY BENEFICIAIRIES

52.1

The Contract Documents are for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of these terms.